Target Hospitality Reports Strong First Quarter 2022 Results Executing on Sustained Business Momentum and Strengthening Government Services Demand

THE WOODLANDS, Texas, May 10, 2022 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended March 31, 2022.

Financial and Operational Highlights for the First Quarter 2022

●	Revenue of $80.3 million for the three months ended March 31, 2022, an increase of 77% from the same period in 2021
●	Net income of $0.5 million for the three months ended March 31, 2022, compared to net loss of $13.1 million for the same period in 2021
●	Basic and diluted income per share of $0.01 for the three months ended March 31, 2022
●	Adjusted EBITDA(1) of $33.4 million for the three months ended March 31, 2022, an increase of 109% from the same period in 2021
●	Improved net leverage ratio by 60% since the beginning of 2021, with a net leverage ratio of 2.6 times as of March 31, 2022
●	Significant financial flexibility with approximately $115 million in total available liquidity
●	Continued strong business momentum supporting a 65% increase in customer demand from the same period in 2021, with average utilized beds of 11,305
●	Executing on premier customer diversification with approximately 58% of revenue for the three months ended March 31, 2022 related to committed revenue contracts backed by the United States Government, raising Government segment revenue by 159% compared to the same period in 2021.

Executive Commentary

“Our impressive first quarter results exemplify the benefits of Target’s strategic operating position and ability to efficiently support increasing customer demand for our premium hospitality services.  Our superior operating capabilities and network flexibility provide unmatched solutions for our customers dynamic labor allocation requirements.  These elements continue to support top tier operating margins and Target’s strong financial position, as evidenced by a 60% reduction in Target’s net leverage ratio since 2021,” stated Brad Archer, President and Chief Executive Officer.

“These fundamentals position Target to continue supporting our customers’ increasing activity levels, while simultaneously pursuing strategic initiatives focused on expanding Target’s long-term growth opportunities.  We remain committed to pursuing strategic growth aspirations that fit squarely within our existing core competencies, while preserving the financial strength we have achieved over the last several years.  We believe these core tenets provide the greatest opportunity to accelerate value creation for our shareholders,” concluded Mr. Archer.

Financial Results

First Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	March 31, 2022	March 31, 2021
Revenue	$80,335	$45,492
Net income (loss)	$494	$(13,138)
Income (loss) per share – basic and diluted	$0.01	$(0.14)
Adjusted EBITDA	$33,384	$15,961
Average daily rate (ADR)	$77.73	$70.01
Average utilized beds	11,305	6,861
Utilization	76%	51%

Revenue for the three months ended March 31, 2022, was $80.3 million compared to $45.5 million for the same period in 2021. The increase in revenue was primarily driven by the execution of the government services contract, which began in March of 2021, and increasing customer demand in the Company’s Hospitality and Facilities Services – South segment.

TH Q1 2022 Earnings Release

Net income for three months ended March 31, 2022, was $0.5 million compared to a net loss of $13.1 million for the same period in 2021.

Adjusted EBITDA was $33.4 million for the three months ended March 31, 2022, compared to $16.0 million for the same period in 2021, a 109% increase.

ADR increased by $7.72 to $77.73 for the three months ended March 31, 2022, compared to the same period in 2021. Average utilized beds increased by 4,444 to 11,305 for the three months ended March 31, 2022. The increase in ADR and utilized beds was primarily driven by the execution of the government services contract, which began in March of 2021, contributing 4,000 fully utilized beds to the Government segment.

Capital Management

The Company had approximately $3.5 million of capital expenditures for the three months ended March 31, 2022.  Target continues to benefit from its efficient operating structure and scalable business model, which has allowed the Company to match increasing customer demand with little incremental capital requirements.

As of March 31, 2022, the Company had $5.8 million of cash and cash equivalents with approximately $115 million of total available liquidity, including $109 million of available liquidity under the Company’s $125 million revolving credit facility and a net leverage ratio of 2.6 times.

Business Update

Strong demand fundamentals continue to support positive momentum in customer activity across Target’s expansive premier network of communities.  Target’s world class customers continue to find added value in the size and scale of its network, which provides premium hospitality solutions and unmatched logistical flexibility.  These attributes have supported a 65% increase in customer demand across Target’s network since the first quarter of 2021.  This sustained momentum in customer activity, and Target’s strategically located communities, also supported the re-opening of previously idled assets during the first quarter 2022.  Target anticipates customer activity to continue improving throughout 2022 and is well positioned to benefit from this positive momentum and strengthening customer activity across its network.

Additionally, Target has benefited from its strategic diversification efforts and specific focus on increasing the critical hospitality solutions it provides to the United States Government.  These deliberate actions have resulted in 58% of Target’s first quarter 2022 revenue being derived from its Government segment.  Target has intentionally positioned itself as the largest provider of permanent solutions to the United States Government’s domestic humanitarian aid missions and as a result continues to experience strong demand for this unique service offering.

Target continues to have active discussions with its customer regarding extending the government services contract executed in 2021.  These discussions include the potential for a meaningful increase in contract scope, due to strong demand for this critical service offering, including options for multiyear terms and expansion opportunities.  As a result, Target has executed short-term contract extensions to ensure continuity of existing services, pending final contract execution.  Target expects a successful outcome to these discussions and continuing to support the United States Government as the largest provider of permanent hospitality solutions for their domestic humanitarian aid missions.

These strong business fundamentals have continued to support sustained momentum entering 2022. As a result, the Company is reiterating its preliminary 2022 financial outlook of:

Preliminary Full Year 2022 Financial Outlook

●	Total revenue between $325 and $335 million
●	Adjusted EBITDA(1) between $125 and $135 million
●	Total capital spending between $12 and $17 million, excluding acquisitions

Strategic Focus

Target’s established position as one of North America’s largest providers of premium modular accommodations and hospitality solutions, across a strategically positioned network of communities, has created a highly scalable and efficient operating structure.  This operating platform allows Target to support its world class customers comprehensive and dynamic

TH Q1 2022 Earnings Release	Page 2 of 12

labor allocation requirements, with minimal incremental cost.  These attributes drive continued robust operating margins and significant cash flow generation, creating an ideal scenario to simultaneously pursue strategic growth aspirations focused on expanding Target’s long-term growth opportunities.

Target’s strategic growth initiatives are centered around the strength of its existing core service offerings, supported by unmatched capabilities that translate across a variety of end market applications.  Target’s potential growth opportunities are focused on broadening its commercial reach, while unlocking value through its unique core competences and significantly increasing its long-term growth pipeline.

Target’s established presence as a trusted provider of critical government hospitality solutions, creates a platform to expand its unique service offerings across the government services end market.  These broad reaching opportunities utilize key elements of Target’s existing capabilities, including construction and facilities management, to expand the Company’s service offerings across federal agencies and geographies.

In addition, Target is actively pursuing unique opportunities focused on broadening the Company’s reach into adjacent commercial end markets.  These potential growth avenues are supported by Target’s superior capabilities and utilize Target’s holistic hospitality solutions as well as components of its existing core service offerings, including food management and building maintenance.  Target’s strong national presence create a platform to expand into a wide range of naturally adjacent end markets across a variety of business and industry applications.

Target’s financial strength, robust core offerings and diverse core competencies, create a platform to continue pursuing these highly economic growth initiatives, which it believes is the greatest opportunity to accelerate value creation.

Segment Results – First Quarter 2022

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	March 31, 2022	March 31, 2021
Revenue	$46,790	$18,039
Adjusted gross profit	$27,876	$13,802
Adjusted gross profit margin	60%	77%
Average daily rate (ADR)	$80.25	$65.02
Average utilized beds	6,400	3,022
Utilization	100%	100%

Revenue for the three months ended March 31, 2022, was $46.8 million compared to $18.0 million for the same period in 2021.  Average available beds of 6,400 were fully utilized for the three months ended March 31, 2022, with an ADR of $80.25.

ADR and utilized beds increased as a result of the government services contract, which began in March of 2021, contributing  4,000 fully utilized beds to the segment.

TH Q1 2022 Earnings Release	Page 3 of 12

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	March 31, 2022	March 31, 2021
Revenue	$31,576	$25,093
Adjusted gross profit	$13,318	$10,658
Adjusted gross profit margin	42%	42%
Average daily rate (ADR)	$74.09	$74.13
Average utilized beds	4,661	3,712
Utilization	68%	41%

Revenue for the for three months ended March 31, 2022, was $31.6 million compared to $25.1 million for the same period in 2021. Revenue increased as a result of sustained momentum in customer activity and demand for Target’s premium hospitality services supported by strengthening commercial activity and economic demand.

Average utilized beds increased by 949 to 4,661 for the three months ended March 31, 2022.  Target continues to benefit from increasing commercial activity and strengthening customer demand, as Target’s expansive network provides added value and superior flexibility in labor allocation while offering world-class service offerings.

Hospitality & Facilities Services - Midwest

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	March 31, 2022	March 31, 2021
Revenue	$977	$597
Adjusted gross profit	$(500)	$(549)
Adjusted gross profit margin	(51)%	(92)%
Average daily rate (ADR)	$69.23	$64.14
Average utilized beds	153	101
Utilization	14%	9%

Revenue for the three months ended March 31, 2022, was $1.0 million compared to $0.6 million for the same period in 2021. The increase was attributable to continued modest improvement in customer demand in the region.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	March 31, 2022	March 31, 2021
Revenue	$—	$1,471
Adjusted gross profit	$—	$208
Adjusted gross profit margin	—%	14%

On July 23, 2021, the Company entered into a termination and settlement agreement with TC Energy, which terminated, the Company’s contract with TC Energy that was originated in 2013. The agreement released the Company from any outstanding work performance obligations under the 2013 contract (including all change orders, limited notices to proceed, and amendments).

No further revenue will be generated from the 2013 contract with TC Energy and as of March 31, 2022, there are no unrecognized deferred revenue amounts or costs related to this contract.

TH Q1 2022 Earnings Release	Page 4 of 12

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	March 31, 2022	March 31, 2021
Revenue	$992	$292
Adjusted gross profit	$22	$(218)
Adjusted gross profit margin	2%	(75)%

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended March 31, 2022, was $1.0 million compared to $0.3 million for the same period in 2021.

Conference Call

The Company has scheduled a conference call for May 10, 2022, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the first quarter 2022 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	2433901

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the duration of the COVID-19 pandemic or any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, government imposed mandates, contract and supply chain disruptions; operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders,

TH Q1 2022 Earnings Release	Page 5 of 12

regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems;  our ability to meet our debt service requirements and obligations; and risks related to Arrow Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Adjusted gross profit margin, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total consolidated revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other (income) expense, net: Other (income) expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment, involuntary asset conversion gains and losses, COVID-19 related expenses, and other immaterial non-cash charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs during 2021, including legal and professional fees, associated with the previously announced non-binding proposal made by Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality not owned by Arrow or its affiliates for cash consideration of $1.50 per share in the current period. The non-binding proposal was withdrawn by Arrow on March 29, 2021. No such amounts were incurred during 2022.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

TH Q1 2022 Earnings Release	Page 6 of 12

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, Adjusted gross profit margin, and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA, and Adjusted EBITDA should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q1 2022 Earnings Release	Page 7 of 12

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenue:
Services income	$58,675	$32,938
Specialty rental income	21,660	11,620
Construction fee income	-	934
Total revenue	80,335	45,492
Costs:
Services	34,691	19,349
Specialty rental	4,928	2,242
Depreciation of specialty rental assets	12,800	12,440
Gross profit	27,916	11,461
Selling, general and administrative	11,759	11,332
Other depreciation and amortization	3,995	3,996
Other expense (income), net	(219)	246
Operating income (loss)	12,381	(4,113)
Interest expense, net	9,572	9,849
Change in fair value of warrant liabilities	1,227	640
Income (loss) before income tax	1,582	(14,602)
Income tax expense (benefit)	1,088	(1,464)
Net income (loss)	494	(13,138)
Other comprehensive loss
Foreign currency translation	(18)	(19)
Comprehensive income (loss)	$476	$(13,157)

Weighted average number shares outstanding - basic and diluted	96,936,785	96,168,425

Net income (loss) per share - basic and diluted	$0.01	$(0.14)

TH Q1 2022 Earnings Release	Page 8 of 12

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$5,824	$23,406
Accounts receivable, less allowance for doubtful accounts	41,463	28,780
Other current assets	7,292	8,350
Total current assets	$54,579	$60,536

Specialty rental assets, net	281,837	291,792
Goodwill and Other intangibles, net	125,887	129,523
Other non-current assets	30,235	31,541
Total assets	$492,538	$513,392

Liabilities
Accounts payable	$12,249	$11,803
Deferred revenue and customer deposits	1,960	27,138
Other current liabilities	18,590	33,855
Total current liabilities	32,799	72,796

Long-term debt, net	331,205	330,212
Revolving credit facility	16,000	-
Warrant liabilities	2,827	1,600
Other non-current liabilities	11,400	11,513
Total liabilities	394,231	416,121

Stockholders' equity
Common stock and other stockholders' equity	84,069	83,527
Accumulated earnings	14,238	13,744
Total stockholders' equity	98,307	97,271
Total liabilities and stockholders' equity	$492,538	$513,392

TH Q1 2022 Earnings Release	Page 9 of 12

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2022	2021

Cash and cash equivalents - beginning of period	$23,406	$6,979

Cash flows from operating activities
Net income (loss)	494	(13,138)
Adjustments:
Depreciation	13,159	12,777
Amortization of intangible assets	3,636	3,658
Other non-cash items	6,556	1,139
Changes in operating assets and liabilities	(54,425)	(12,435)
Net cash used in operating activities	$(30,580)	$(7,999)

Cash flows from investing activities
Purchases of specialty rental assets	(2,843)	(3,173)
Other investing activities	8	(29)
Net cash used in investing activities	$(2,835)	$(3,202)

Cash flows from financing activities
Other financing activities	15,831	10,588
Net cash provided by financing activities	$15,831	$10,588

Effect of exchange rate changes on cash and cash equivalents	2	7

Change in cash and cash equivalents	(17,582)	(606)

Cash and cash equivalents - end of period	$5,824	$6,373

TH Q1 2022 Earnings Release	Page 10 of 12

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2022	2021

Total Revenue	$80,335	$45,492

Gross Profit	$27,916	$11,461

Adjustments:
Depreciation of specialty rental assets	12,800	12,440
Adjusted gross profit	$40,716	$23,901

Adjusted gross profit margin	51%	53%

TH Q1 2022 Earnings Release	Page 11 of 12

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2022	2021

Total Revenue	$80,335	$45,492

Net income (loss)	$494	$(13,138)
Income tax expense (benefit)	1,088	(1,464)
Interest expense, net	9,572	9,849
Other depreciation and amortization	3,995	3,996
Depreciation of specialty rental assets	12,800	12,440
EBITDA	$27,949	$11,683

Adjustments
Other (income) expense, net	(219)	245
Transaction expenses	-	817
Stock-based compensation	3,337	799
Change in fair value of warrant liabilities	1,227	640
Other adjustments	1,090	1,777
Adjusted EBITDA	$33,384	$15,961

TH Q1 2022 Earnings Release	Page 12 of 12